Exhibit 21.1

Certara, Inc. Subsidiaries

Subsidiary        State/Jurisdiction of Formation

Analytica LA-SER International, Inc.    Delaware
BaseCase, Inc.     Delaware
BioMedCom Consultants, Inc.    Canada
Certara Australia Pty Ltd    Australia
Certara Canada Corporation    Canada
Certara France S.a.r.l.     France
Certara Germany GmbH    Germany
Certara G.K.    Japan
Certara Holdco, Inc.    Delaware
Certara Holding, Inc.    Delaware
Certara Holdings, Inc.    Delaware
Certara Intermediate, Inc.    Delaware
Certara Italy S.r.l.     Italy
Certara, L.P.     Delaware
Certara, L.P. - Sucursal em Portugal    Portugal
Certara Netherlands B.V.    Netherlands
Certara Philippines Inc.    Philippines
Certara S.a.r.l.    Luxembourg
Certara (Shanghai) Pharmaceutical Consulting Co., Ltd.     China
Certara Software India Private Limited    India
Certara Spain, S.L.     Spain
Certara UK Holdings, Ltd.     England and Wales
Certara UK Limited    England and Wales
Certara USA, Inc.    Delaware
Formedix Limited    Scotland
Insight Medical Writing Limited    England and Wales
Insight PV & Consulting GmbH                         Germany
INSTYTUT ARCANA sp. z o. o.    Poland
Integrated Nonclinical Development Solutions, Inc.    Michigan
La-Ser Europe Limited     England and Wales
MBDD UK, LLC     Delaware
MBDD US, L.L.C.    Delaware
Pinnacle 21, LLC    Delaware
Pinnacle 21, Japan GK    Japan
Quantitative Solutions, Inc.     California
Quantitative Solutions LLC    Delaware
Quantitative Solutions LP    California
Synchrogenix Europe Limited            England and Wales
Synchrogenix Information Strategies, LLC    Delaware
Tripos Investments, L.L.C.    Delaware
Vyasa Analytics, LLC    Delaware
Applied BioMath, LLC                            Delaware